Exhibit 99

Gorman-Rupp Reports Fourth Quarter and Full-Year 2021 Financial Results

MANSFIELD, Ohio--(BUSINESS WIRE)--February 4, 2022--The Gorman-Rupp Company (NYSE: GRC) reports financial results for the fourth quarter and year ended December 31, 2021.

Fourth Quarter 2021 Highlights

  Fourth quarter earnings per share were $0.25 compared to $0.26 per share for the fourth quarter of 2020
    2021 results included an unfavorable LIFO impact of $0.08 per share
    Results included non-cash pension settlement charges of $0.01 per share in both 2021 and 2020
  Net sales of $94.2 million increased 14.1% compared to the fourth quarter of 2020
  Incoming orders of $124.1 million increased 33.0% compared to the fourth quarter of 2020
  Backlog of $186.0 million increased 64.4% compared to the same period in 2020

Net sales for the fourth quarter of 2021 were $94.2 million compared to net sales of $82.5 million for the fourth quarter of 2020, an increase of 14.1% or $11.7 million. Domestic sales of $64.9 million increased 10.7% and international sales of $29.3 million increased 22.6% compared to the same period in 2020. As the global economy continues to recover from the COVID-19 pandemic, sales have increased across nearly all of our markets despite some customer-initiated shipment delays. Incoming orders of $124.1 million increased 33.0% compared to the fourth quarter of 2020 and 16.9% compared to the third quarter of 2021.

Sales in our water markets increased 11.1% or $6.6 million in the fourth quarter of 2021 compared to the fourth quarter of 2020. Sales increased $3.8 million in the fire protection market, $3.2 million in the construction market, $2.1 million in the repair market, and $0.7 million in the agriculture market. Partially offsetting these increases was a decrease of $3.2 million in the municipal market. The decrease in municipal market sales is primarily due to the planned timing of shipments, resulting in an increase in backlog compared to the prior year.

Sales in our non-water markets increased 22.1% or $5.1 million in the fourth quarter of 2021 compared to the fourth quarter of 2020. Sales increased $2.9 million in the OEM market and $2.7 million in the industrial market. Partially offsetting these increases was a decrease of $0.5 million in the petroleum market.

Gross profit was $22.3 million for the fourth quarter of 2021, resulting in gross margin of 23.7%, compared to gross profit of $21.3 million and gross margin of 25.8% for the same period in 2020. The 210 basis point decrease in gross margin was driven by a 260 basis point increase in cost of material, which included an unfavorable LIFO impact of 300 basis points, partially offset by a 50 basis point improvement on labor and overhead resulting from increased sales volume.

Selling, general and administrative (“SG&A”) expenses were $14.1 million and 15.0% of net sales for the fourth quarter of 2021 compared to $12.9 million and 15.6% of net sales for the same period in 2020. SG&A expenses increased 9.9% or $1.2 million as a result of compensation, travel and other expense items returning closer to pre-pandemic levels as operational activities return to normal. SG&A expenses as a percentage of sales improved 60 basis points primarily as a result of leverage on fixed costs from increased sales volume.

Operating income was $8.2 million for the fourth quarter of 2021, resulting in an operating margin of 8.7%, compared to operating income of $8.4 million and operating margin of 10.2% for the same period in 2020. Operating margin decreased 150 basis points primarily as a result of the increased cost of material due to unfavorable LIFO adjustments partially offset by improved leverage on fixed costs from increased sales volume.

Other income (expense), net was $0.3 million of expense for the fourth quarter of 2021 compared to expense of $0.1 million for the same period in 2020.

Net income was $6.5 million for the fourth quarter of 2021 compared to $6.8 million in the fourth quarter of 2020, and earnings per share were $0.25 and $0.26 for the respective periods. Earnings per share for the fourth quarter included non-cash pension settlement charges of $0.01 per share in both 2021 and 2020. Earnings per share for the fourth quarter of 2021 included an unfavorable LIFO impact of $0.08 per share.

Full Year 2021 Highlights

Net sales for 2021 were $378.3 million compared to $349.0 million for 2020, an increase of 8.4% or $29.3 million. Domestic sales of $260.7 million increased 5.6% while international sales of $117.6 million increased 15.3% compared to 2020.

Sales in our water markets increased 7.7% or $19.2 million in 2021 compared to 2020. Sales increased $10.1 million in the fire market, $9.2 million in the construction market, $7.7 million in the repair market, and $2.2 million in the agriculture market. Partially offsetting these increases was a decrease of $10.0 million in the municipal market. The decrease in municipal market sales is primarily due to timing, as both incoming orders and backlog have increased compared to the prior year.

Sales in our non-water markets increased 10.2% or $10.1 million in 2021 compared to 2020. Sales in the OEM market increased $6.5 million, sales in the petroleum market increased $2.2 million, and sales in the industrial market increased $1.4 million.

Gross profit was $95.9 million for 2021, resulting in gross margin of 25.3%, compared to gross profit of $89.6 million and gross margin of 25.7% for 2020. The 40 basis point decrease in gross margin was driven by a 140 basis point increase in cost of material, which included an unfavorable LIFO impact of 180 basis points, partially offset by a 100 basis point improvement on labor and overhead resulting from increased sales volume.

SG&A expenses were $56.5 million and 14.9% of net sales for 2021 compared to $53.8 million and 15.4% of net sales for 2020. SG&A expenses increased 5.1% or $2.7 million as a result of compensation, travel and other expense items returning closer to pre-pandemic levels as operational activities return to normal but improved 50 basis points as a percentage of sales primarily as a result of leverage on fixed costs from increased sales volume.

Operating income was $39.4 million for 2021, resulting in an operating margin of 10.4%, compared to operating income of $35.8 million and operating margin of 10.2% for 2020. Operating margin improved 20 basis points primarily as a result of improved leverage on fixed costs from increased sales volume partially offset by an unfavorable LIFO impact.

Other income (expense), net was $2.1 million of expense for 2021 compared to expense of $4.5 million for the same period in 2020. The decrease in expense was due primarily to a non-cash pension settlement charge of $2.3 million in 2021 compared to a charge of $4.6 million in 2020.

Net income was $29.9 million for 2021 compared to $25.2 million in 2020, and earnings per share were $1.14 for 2021 and $0.97 for 2020. Earnings per share included non-cash pension settlement charges of $0.07 and $0.14 per share for 2021 and 2020, respectively. In 2021, earnings included an unfavorable LIFO impact of $0.20 per share compared to $0.03 per share in 2020.

The Company’s effective tax rate was 18.9% for the fourth quarter of both 2021 and 2020. The Company’s effective tax rate was 19.9% for 2021 compared to 19.4% for 2020. The effective tax rate for 2021 was impacted by decreased benefits from credits and permanent items with higher pretax income. We expect our effective tax rate for 2022 to be between 20.0% and 22.0%.

The Company’s backlog of orders was $186.0 million at December 31, 2021 compared to $113.1 million at December 31, 2020, an increase of 64.4%. Incoming orders increased 26.9% for the full year and increased 33.0% for the fourth quarter of 2021 compared to the same period in 2020. Incoming orders were up across most markets the Company serves.

Capital expenditures for 2021 were $9.8 million and consisted primarily of machinery and equipment and building improvements. Capital expenditures for the full-year 2022 are presently planned to be in the range of $15-$20 million.

As previously announced, effective January 1, 2022, the role of Chief Executive Officer transitioned from Jeffrey S. Gorman to Scott A. King, who was previously the Company’s President and Chief Operating Officer. Mr. Gorman will continue to serve as the Company’s Executive Chairman of the Board.

Scott King, President and Chief Executive Officer commented, “Our incoming order trend continues to be very strong while sales during the fourth quarter were somewhat impacted by customer-initiated shipment delays. Our team has continued to do a good job of managing the ongoing global supply chain challenges that the COVID-19 pandemic has caused and, as a result, we have seen minimal disruption. We have passed on price increases to offset inflationary pressures on material costs and wages and have leveraged our SG&A expenses as sales volumes have increased. We enter 2022 with a very healthy backlog and are well positioned to continue to deliver top-line growth. We remain optimistic about the long-term outlook and believe our diverse markets, strong balance sheet, and highly-skilled workforce position us well to continue to deliver shareholder value.”

About The Gorman-Rupp Company

Founded in 1933, The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

Forward-Looking Statements

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such factors include, but are not limited to: company specific risk factors including (1) loss of key personnel; (2) intellectual property security; (3) acquisition performance and integration; (4) impairment in the value of intangible assets, including goodwill; (5) defined benefit pension plan settlement expense; and (6) family ownership of common equity; and general risk factors including (7) continuation of the current and projected future business environment, including the duration and scope of the COVID-19 pandemic, the impact of the pandemic and actions taken in response to the pandemic; (8) highly competitive markets; (9) availability and costs of raw materials and labor; (10) cyber security threats; (11) compliance with, and costs related to, a variety of import and export laws and regulations; (12) environmental compliance costs and liabilities; (13) exposure to fluctuations in foreign currency exchange rates; (14) conditions in foreign countries in which The Gorman-Rupp Company conducts business; (15) changes in our tax rates and exposure to additional income tax liabilities; and (16) risks described from time to time in our reports filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

The Gorman-Rupp Company
Condensed Consolidated Statements of Income (Unaudited)
(thousands of dollars, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020

Net sales	$94,164	$82,500	$378,316	$348,967
Cost of products sold	71,815	61,213	282,419	259,412

Gross profit	22,349	21,287	95,897	89,555

Selling, general and administrative expenses	14,121	12,851	56,541	53,802

Operating income	8,228	8,436	39,356	35,753

Other income (expense), net	(262)	(146)	(2,108)	(4,507)

Income before income taxes	7,966	8,290	37,248	31,246
Income taxes	1,423	1,483	7,397	6,058

Net income	$6,543	$6,807	$29,851	$25,188

Earnings per share	$0.25	$0.26	$1.14	$0.97

The Gorman-Rupp Company
Condensed Consolidated Balance Sheets (Unaudited)
(thousands of dollars, except share data)

			December 31,	December 31,
			2021	2020
Assets
Cash and cash equivalents			$125,194	$108,203
Accounts receivable, net			58,545	50,763
Inventories, net			85,648	82,686
Prepaid and other			7,795	5,169

Total current assets			277,182	246,821

Property, plant and equipment, net			104,293	108,666

Other assets			6,193	4,795

Goodwill and other intangible assets, net			33,086	34,175

Total assets			$420,754	$394,457

Liabilities and shareholders' equity
Accounts payable			$17,633	$9,466
Accrued liabilities and expenses			34,807	29,035

Total current liabilities			52,440	38,501

Pension benefits			9,342	9,232

Postretirement benefits			27,359	28,250

Other long-term liabilities			1,637	2,961

Total liabilities			90,778	78,944

Shareholders' equity			329,976	315,513

Total liabilities and shareholders' equity			$420,754	$394,457

Shares outstanding			26,103,661	26,101,992

Contacts

Brigette A. Burnell
Corporate Secretary
The Gorman-Rupp Company
Telephone (419) 755-1246
NYSE: GRC

For additional information, contact James C. Kerr, Chief Financial Officer, Telephone (419) 755-1548.